Exhibit 8.1

BASS, BERRY & SIMS PLC

Attorneys at Law

A PROFESSIONAL LIMITED LIABILITY COMPANY

The Tower at Peabody Place, 100 Peabody Place, Suite 900

Memphis, Tennessee 38103-3672

(901) 543-5900

May 5, 2006

Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis TN 38138

Re:	Mid-America Apartment Communities, Inc.’s Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), in connection with the preparation of a shelf registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”) on the date of this letter with respect to the offer and sale of the Company’s securities and the prospectus contained therein (the “Prospectus”). You have requested our opinion regarding certain U.S. federal income tax matters.

The Company operates in an umbrella partnership real estate investment trust (“REIT”) structure. In this structure, properties are owned and operated by one or more operating partnerships in which the Company is general partner and owns a substantial interest. The Company’s primary operating partnership is Mid-America Apartments, L.P. (the “Partnership”).

The Partnership and the Company currently own equity interests in 135 existing and operating multifamily properties (the “Existing Properties”). The Company owns the Existing Properties directly or indirectly through its qualified REIT subsidiaries (“QRSs”) or subsidiary limited partnerships (including the Partnership) listed on Exhibit A hereto (the “Property Partnerships”). The Company is a participant in a joint venture with CH Realty II/MAA, L.L.C., or Crow Holdings (the “Crow Joint Venture”). The Crow Joint Venture currently owns one property. The Company has a 33 1/3% interest in the Crow Joint Venture and has an agreement to provide acquisition, redevelopment and property management services to the Crow Joint Venture for a property management fee of 4% of gross revenue from each property in the Crow Joint Venture.

In giving the opinions set forth below, we have examined the following:

1. the Company’s Charter, as amended and restated to date;

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May 5, 2006

2. the Company’s Bylaws, as amended and restated to date;

3. the Prospectus;

4. the governing documents of the Property Partnerships;

5. the Limited Waiver of Excess Share Limitation dated January 2004 by and between the Company and Cohen & Steers Capital Management Inc.; and

6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed generally that:

1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

2. Each partner (each, a “Partner”) of the Property Partnerships that is a corporation or other entity has a valid legal existence.

3. Each Partner has full power, authority, and legal right to enter into and to perform the terms of the partnership agreements of the Property Partnerships (the “Partnership Agreements”) and the governing documents of the Property Partnerships, and the transactions contemplated thereby.

4. Each Property Partnership operates in accordance with the governing law of the state in which it was formed and the Partnership Agreement pursuant to which it was formed.

5. Each Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been amended in any material respect (except upon the substitution of partners in accordance with the terms of such Partnership Agreement).

6. During its taxable year ending December 31, 1994, and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated as of May 4, 2006 and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years.

7. The Company will not make any amendments to its organizational documents or the organizational documents of any of the Property Partnerships after the date of this opinion that would affect its qualification as a REIT for any taxable year.

8. No action will be taken by the Company or the Property Partnerships after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer’s Certificate. We are not aware of any facts inconsistent with such representations. Where such representations involve

Mid-America Apartment Communities, Inc.

May 5, 2006

matters of laws, we have explained to the Company’s representatives the relevant and material sections of the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service, and other relevant authority to which such representations relate and are satisfied that the Company’s representatives understand such provisions and are capable of making such representations.

Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, the discussions in the Prospectus under the caption “Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a) the Company was organized in conformity with the requirements for qualification as a REIT pursuant to Code sections 856 through 860, for its taxable years ended December 31, 1994 through December 31, 2005, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2006, and in the future; and

(b) the descriptions of the law contained in the Prospectus under the caption “Federal Income Tax Considerations” are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Company’s securities.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of the name of our firm in the sections entitled “Federal

Mid-America Apartment Communities, Inc.

May 5, 2006

Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Sincerely,

/s/ Bass, Berry & Sims PLC

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